UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

GRUBB & ELLIS COMPANY
(Name of Registrant as Specified In Its Charter)

ANTHONY W. THOMPSON HAROLD A. ELLIS STUART A. TANZ
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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On November 19, 2008, the Participants mailed a letter, dated November 19, 2008 (a copy of which letter is attached hereto as Exhibit 1, the “Stockholder Communication”), to certain stockholders of the Company.  As a result of the mailing of the Stockholder Communication, the Participants may engage in discussions with the Company’s stockholders, management or Board concerning the matters described in the Stockholder Communication or other matters.

As previously disclosed under the cover of Schedule 14A, (i) Mr. Thompson, Harold A. Ellis, Jr. and Stuart Tanz have been nominated to stand for election (the “Election”) at the Company’s annual meeting of stockholders scheduled for December 3, 2008 (the “Annual Meeting”) and (ii) Mr. Thompson intends to present certain proposals (the “Proposals”) to amend the Bylaws of the Company at the Annual Meeting.  In accordance with Instruction 3 of Item 4 of Schedule 14A, Mr. Thompson, Mr. Ellis Mr. Tanz are deemed to be participants in the solicitation contemplated in connection with the Election, the Proposals and the Stockholder Communication.  The number of shares of the Company’s common stock beneficially owned by these persons as of November 19, 2008 is as follows:  Mr. Thompson (9,200,708), Mr. Ellis (912) and Mr. Tanz (15,000).

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 2008 AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE REPORTING PERSONS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION ABOUT THE AFOREMENTIONED PARTICIPANTS.  A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WERE MAILED TO STOCKHOLDERS OF THE COMPANY ON OR ABOUT NOVEMBER 18, 2008 AND ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.